Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Brett Ellis
(866) 377-3747
bellis@fairpoint.com

Media Contact:	Rose Cummings
(704) 602-7304
rcummings@fairpoint.com

FAIRPOINT DELIVERS NOTICE OF CUTOVER READINESS; EXPECTS CUTOVER AT THE END OF JANUARY 2009

CHARLOTTE, N.C. (November 26, 2008) — FairPoint Communications, Inc. (NYSE: FRP) today announced it has delivered its irrevocable notice of cutover readiness to Verizon Communications (Verizon). With the delivery of this notice, FairPoint expects to conclude its Transition Services Agreement with Verizon at the end of January and transition its customers in Maine, New Hampshire and Vermont to the Company’s approximately 60 new, state-of-the-art fully integrated systems. The exact date of cutover will be set by Verizon in early December.

Gene Johnson, chairman and CEO of FairPoint stated, “A January cutover would be a truly historic event for our Company and for the residents of Maine, New Hampshire and Vermont. We again thank the employees of FairPoint, Capgemini U.S. LLC (FairPoint’s lead integration partner), the Public Utility Commissions/Public Service Board and their staffs, Liberty Consulting Group and Verizon for fostering a collaborative work environment necessary to permit us to declare our readiness for cutover. We will continue to maintain our focus through cutover to ensure a smooth and efficient transition.”

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.fairpoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the risks described in FairPoint’s most recent Quarterly Report on Form 10-Q on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.fairpoint.com.

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